Exhibit 10.14

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into as of December 21st, 2019 (the "Effective Date"), by and between Rumpus VEDS, LLC, a Delaware limited liability corporation having a principal place of business at 300 Brookside Avenue, Amber PA 19002 (“Optionee” or “Licensee”), and Denovo Biopharma LLC, a Delaware limited liability company having a principal place of business at 10240 Science Center Drive, Suite 120, San Diego, California 92121 (“Denovo” or “Licensor”). Licensor and Licensee are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Denovo is the assignee of the patents, patent applications, and data listed in Exhibit A, attached hereto and made part of this Agreement; and

WHEREAS, Denovo and Optionee have negotiated the terms of an exclusive license to various assets as set forth in the Exclusive License Agreement attached hereto as Exhibit B (the “License”); and

WHEREAS, the Parties wish for Optionee to have the ability, at its discretion, to exercise an option which will make the License a binding and effective agreement between the Parties, as further set forth in this Agreement.

NOW THEREFORE, the Parties agree to the following terms:

ARTICLE 1: DEFINITIONS

1.1.

“Additional Approved Indications” means any and all pediatric onset or congenital disorders outside of either: (i) oncology; or (ii) pulmonary hypertension/pulmonary arterial hypertension; but including, though not limited to, Marfan Syndrome (MFS), Arteriovenous Malformations (AVM), and Inherited Aortic Aneurysm Conditions such as Loeys-Dietz Syndrome (LDS), Shprintzen-Goldberg Syndrome (SGS) and others, in each case only if approved as an Additional Approved Indication by Denovo pursuant to Section 2.2 of the License.

1.2.

“Affiliate” means any company, corporation, association or business which Optionee controls, is controlled by, or under which Optionee has control. As used herein, “control” means: (a) in the case of corporate entities, the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities; or (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entity; and, in either case the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3.

“Commercially Reasonable Efforts” means a level of best efforts in the pharmaceutical industry for carrying out in a sustained manner a particular task or obligation to develop and commercialize a pharmaceutical product taking into account: (i) the amount of a Party’s financial, technical and other resources, and the other ways a Party could utilize such resources; (ii) the Party’s stage within a typical lifecycle of a company with the pharmaceutical industry; and (iii) the product’s perceived market potential, regulatory pathways, costs of development and likelihood of successful development.

1.4.	“Compound” means enzastaurin, (3-(1-Methylindol-3-yl)-4-[1-[1-(pyridin-2- ylmethyl)piperidin-4-yl]indol-3-yl]pyrrole-2,5-dione).

1.5.

“Encumbrance” means any mortgage, pledge, hypothecation, license, adverse claim, security interest, encumbrance, title defect, title retention agreement, Third Party right, option, lien, charge, or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation on the right to sell or otherwise dispose of the subject property, but excluding any restriction, right or limitation imposed by this Agreement.

1.6.	“EU” means any country in the European Union and the United Kingdom if the United Kingdom is no longer a member of the European Union at the then-present time of the Term.

1.7.	“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.8.

“Field of Use” means a therapeutic to treat (i) Vascular Ehlers Danlos Syndrome (vEDS) and (ii) any Additional Approved Indications that are approved by Licensor pursuant to Section 2.2 of the License.

1.9.

“FTE Rate” means a rate of $250 per hour per person plus out-of-pocket expenses approved in writing by Optionee for any Licensor personnel or Licensor consultants who provide assistance and support to Optionee. The FTE Rate shall include all salaries and other reasonable indirect costs of the personnel.

1.10.

“Licensed Information” will include all information, data or materials owned or controlled by Denovo, in each case, associated with, related to, or derived from the Compound and necessary or useful for the development, regulatory approval, and commercialization of products in the Field of Use, including any FDA or foreign equivalent submission, market analysis or intelligence and any clinical data collected by Denovo within or outside the Field of Use.

1.11.	“Licensed Property” means the Licensed Patents and the Licensed Information, and any subsequent modifications, developments or improvements, patented or unpatented, made thereto by Denovo.

1.12.	“Licensed Patents” means:

(a)    The patents and patent applications identified on Exhibit A;

(b)    any divisional and continuation of the patent applications listed in subsection (a), and continuation-in-part that contains a claim entitled to the benefit of the priority date of the patent applications listed in subsection (a);

(c)    any foreign patent applications associated with the patent applications referenced in subsections (a) or (b);

(d)    any patents issued from the patent applications referenced in subsections (a) through (c); and

(e)    any reissues, reexaminations, substitutions, restorations (including supplemental protection certificates) and extensions of any patent or patent application set forth in subsections (a) through (d).

1.13.	“Option” means the rights granted by Denovo to Optionee pursuant to Section 2.1.

1.14.

“Option Exercise” means: (i) Optionee’s delivery of a written notice to Denovo during the Option Period indicating Licensee’s desire to exercise the Option; and (ii) Denovo’s receipt of the Initial Option Exercise Fee (as defined in the License) during the Option Period.

1.15.	“Option Exercise Date” means the date upon which the Option Exercise occurs.

1.16.	“Option Period” means the period commencing on the Effective Date and ending at 5:00PM (Pacific) on the first anniversary of the Effective Date.

1.17.	“Third Party” means a person other than Denovo or Optionee or their respective Affiliates.

ARTICLE 2: OPTION GRANT

2.1.         Option Grant. Subject to the terms of this Agreement, Denovo hereby grants Optionee a first, sole, exclusive, irrevocable (except for breach of this Agreement) option and right to acquire a sole, and transferable exclusive license, with a right to sublicense, to make, have made, use, have used, sell, offer to sell, import and otherwise commercially exploit products and methods under all of the rights of the Licensed Property in the Field of Use within the Territory on the terms set forth in the License. Optionee shall have the Option Period to exercise the rights set forth in this Section 2.1. Denovo shall be free to license the relevant Licensed Property to any Third Party upon such terms as Denovo deems appropriate, without any further obligation to Optionee if: (i) Optionee fails to exercise the Option during the Option Period; (ii) Optionee affirmatively elects in writing not to exercise the Option; or (iii) this Agreement is terminated prior to the end of the Option Period.

2.2         Exclusivity. During the Option Period, Denovo shall not contact, negotiate with or enter into any agreement with a Third Party with respect to a license of the Licensed Property in the Field of Use.

2.3         Exercise. Optionee may exercise the Option at any time during the Option Period, and upon an Option Exercise the License will become incorporated into, and made part of, this Agreement and will be fully enforceable between the Parties per it terms.

2.4         Pre-Exercise Rights. Optionee acknowledges that until an Option Exercise it has no rights under the Licensed Property; except a limited, non-assignable, non-sublicensable right to use Licensed Property for internal purposes solely for determining whether to exercise the Option. During the Option Period, Denovo agrees to promptly respond to any reasonable request or inquiry from the Optionee related to the Licensed Information which will assist Optionee in making its decision to exercise the Option. During the Option Period, Denovo will, upon Licensee’s reasonable request, make its personnel available to support Optionee’s interactions with regulatory authorities or as otherwise reasonably requested by Optionee, including support for interviews and meetings with FDA or non-US equivalent regulatory authorities. If any Denovo employee assists Optionee in any of the aforementioned support activities or such activities associated with Section 2.5, Optionee shall reimburse Denovo at the FTE Rate for such support (“FTE Expenses”) with the total number of hours per month not to exceed forty (40) hours, provided that the Parties may mutually agree to exceed forty hours per month upon Licensee’s reasonable request. Denovo will invoice Optionee on a monthly basis for reimbursement of FTE Expenses, with each such invoice being due ten (10) days after Licensee’s receipt of such invoice.

2.5         Right of Reference. During the Option Period, Denovo agrees that Licensee will have the right of reference to the Compound’s IND application and Denovo will provide a right of reference letter to the FDA if requested by Licensee. Licensee agrees that during the Option Period Licensee: (i) will have no verbal interactions (face to face or via phone) with any regulatory authority regarding the Compound or any Licensed Product without Denovo personnel being present; (ii) will not have any written communication with regulatory authorities regarding the Compound or any Licensed Product without Denovo’s pre-approval of such communication; and (iii) will not take any position or provide any information regarding the Compound or any Licensed Product that is not explicitly approved in advance by Denovo.

ARTICLE 3: CONSIDERATION

3.1         Agreement Execution Fee. As consideration for the rights conveyed by Denovo under this Agreement, Optionee shall pay Denovo a non-refundable, non-creditable payment in the amount of (the “Option Exercise Fee”) within two (2) business days of the Effective Date.

3.2         Data Access. Upon reasonable request by Optionee, Denovo agrees that it shall provide access to the information listed on Exhibit A to Optionee reasonably necessary for Optionee to diligence any intellectual property rights or otherwise determine whether to exercise the Option.

3.3          Payments. All payments to made under this Agreement or the License shall be made to Denovo in United States Dollars. For converting payments into United States Dollars associated with Royalties that accrue in a foreign currency, the parties shall use the average of the closing rates as published in the Wall Street Journal applicable to transactions under exchange regulations for the particular currency on the last business day of each calendar year for the accounting period for which payment is due. All payments to Licensor shall be made electronically in immediately available funds to the following account:

3.4         Late Payments. Any amounts not paid by Optionee when due under this Agreement, and not otherwise subject to a good faith dispute, will be subject to interest from and including the date payment is due through and including the date upon which Denovo has collected the funds in accordance herewith at a rate equal to the lesser of: (i) the sum of three percent (3%) plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.

3.5         Taxes. All payments under this Agreement and the License are exclusive of all taxes other than income taxes owed by Denovo as a result of the payments made hereunder, and withholding taxes required by a foreign country. Optionee will make all payments to Denovo under this Agreement and the License without deduction or withholding except to the extent that any such deduction or withholding is required on payments made on transactions as a result of the fact that such payments are made from different countries. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any taxes required by applicable law to be withheld or deducted from any royalties, milestone payments or other payments made by Optionee to Denovo under this Agreement or the License, including by completing all procedural steps, and taking all reasonable measures, to ensure that any withholding tax is reduced or eliminated to the extent permitted under applicable law, including income tax treaty provisions and related procedures for claiming treaty relief. To the extent that Licensee is required to deduct and withhold taxes on any payment to Denovo, Licensee shall deduct and withhold such taxes and pay the amounts of such taxes to the proper government authority in a timely manner and promptly submit to Denovo an official tax certificate or other evidence of such withholding sufficient to enable Denovo to claim such payment of taxes. Licensee shall provide Denovo with reasonable assistance in order to allow Denovo to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Denovo shall provide Licensee with any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Denovo shall use reasonable efforts to provide any such tax forms to Licensee at least thirty (30) days prior to the due date identified by Licensee for any payment for which Denovo desires that Licensee apply a reduced withholding rate. Licensee shall make all payments due hereunder from the United States.

ARTICLE 4: INTELLECTUAL PROPERTY

4.1         Patent Prosecution Expenses. During the Option Period, Denovo shall be responsible for the filing and maintenance expenses (including attorney fees) related to the Licensed Patents.

4.2         Prosecution Strategy. During the Option Period, Denovo shall have the right to control the prosecution and maintenance of the Licensed Patents using counsel of its own choice.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1         Denovo Representations. Denovo represents, warrants and covenants to Optionee those terms or provisions provided in the License under Section 3.1 are accurate as of the Effective Date.

5.2         Optionee Representations. Optionee represents, warrants and covenants to Denovo those terms or provisions provided in the License under Section 3.2 are accurate as of the Effective Date.

ARTICLE 6: TERM

6.1         Term. Prior to the Option Exercise Date, this Agreement shall be effective as of the Effective Date and remain in effect until the earlier of: (a) termination of this Agreement in accordance with its terms; or (b) the first anniversary of the Effective Date. After the Option Exercise Date, the term of this Agreement will equal the License Term (as defined in the License). The period from the Effective Date through the termination of this Agreement is referred to as the “Term”).

6.2.         Optionee Termination. Prior to the Option Exercise Date, Optionee may, in its sole discretion, terminate this Agreement upon sixty (60) days’ prior written notice to Denovo if it decides to no longer pursue the development and commercialization of the Compound or if Denovo files, or has filed against it, a petition or proceeding under any bankruptcy, or if Denovo’s business shall be placed in the hand of a receiver or trustee, whether or not by a voluntary act of Denovo.

6.3.         Denovo Termination. Prior to the Option Exercise Date, Denovo may terminate this Agreement: (i) on thirty (30) days’ advance written notice if Optionee files, or has filed against it, a petition or proceeding under any bankruptcy, or if Optionee’s business shall be placed in the hand of a receiver or trustee, whether or not by a voluntary act of Optionee; or (ii) immediately if Optionee is in material breach of any term of this Agreement ten (10) days after receiving a written notice of such breach from Denovo. For the purpose of clarity, a failure to pay the entire Option Exercise Fee will constitute a material breach of this Agreement.

6.4          Notice. During the Term, Denovo shall notify Optionee no less than (30) days’ advance notice if Denovo loses or suspects the loss of the right to sublicense rights to the Licensed Property per the terms of the Lilly Agreement; and, in such a case, Denovo shall facilitate communication between Lilly and Optionee so that Lilly may continue a business arrangement with Optionee before commercialization or marketing of any Optionee products or services.

ARTICLE 7: INCORPORATION BY REFERENCE

The Parties acknowledge and agree that the provisions of the License contained in Article 7 (Developments), Article 13 (Disclaimer of Warranties), Article 14 (Limitation of Liability), Article 16 (Indemnification), Article 17 (Notices), Article 18 (Confidentiality) and Article 19 (Miscellaneous) of the License are incorporated herein, fully ratified and are obligations as between the Parties for the Term, provided that all references to ‘this License’ in such incorporated Articles shall be interpreted to say ‘this Agreement’ for purposes of this Agreement.

ARTICLE 8: SURVIVAL

If this Agreement expires or is terminated prior to the Option Exercise, Article 5 and Article 7 shall survive expiration or termination of this Agreement. If this Agreement expires or is terminated after the Option Exercise, the survival provisions of the License shall govern the enforceability of contract provisions.

IN WITNESS WHEREOF, the Parties have caused this Option Agreement to be executed as of the Effective Date.

DENOVO BIOPHARMA LLC

By:

Name:	Wen Luo

Title:	CEO

RUMPUS VEDS, LLC

By:

Name:	Christopher Brooke

Title:	President

Exhibit A

Exclusively Licensed Property Rights

PATENTS

Country	Application Number	Application Date	Patent Number	Grant Date	Status

PCT/US2003/019548 CRYSTALLINE 2,5-DIONE-3-(1-METHYL-1H-INDOL-3-YL)-4-[1-(PYRIDIN-2-YLMETHYL)PIPERIDIN-4-YL]-1H-INDOL-3-YL]-1H-PYRROLE MONO-HYDROCHLORIDE (FR) 2,5-DIONE-3-(1-METHYL-1H-INDOL-3-YL)-4-[1-(PYRIDIN-2-YLMETHYL)PIPERIDIN-4-YL]-1H-INDOL-3-YL]-1H-PYRROLE MONO-HYDROCHLORIDE CRISTALLIN

Japan	2004-521470	7/8/2003	4771356	7/1/2011	Granted, active
Japan	2011-033310	2/18/2011	5242718	4/12/2013	Granted, active
Korea South	10-2005-7000501	7/8/2003	687165	2/20/2007	Granted, active
Taiwan	092118725	7/9/2003	I315667	10/11/2009	Granted, active
United States	60/395976	7/12/2002	NA	NA	Globally Filed
United States	10/520360	7/8/2003	8114901	2/14/2012	Granted, active
China P.R.	03816621.6	7/8/2003	ZL03816621.6	11/5/2008	Granted, active

PCT/US2017/049747 METHODS AND COMPOSITION FOR THE PREDICTION OF THE ACTIVITY OF ENZASTAURIN
Argentina	P170102447	9/1/2017	NA	filed	active
Australia	2017318669	8/31/2017	NA	filed	active
Brazil	BR112019003951-1	2/26/2019	NA	filed	active
Canada	3035386	2/27/2019	NA	filed	active
China	201780066738	4/26/2019	NA	filed	active

Egypt	PCT/311/2019	2/25/2019	NA	filed	active
Europe	17771623.0-1120	8/31/2017	NA	filed	active
India	201917006962	2/22/2019	NA	filed	active
Indonesia	P00201901652	8/31/2017	NA	filed	active
Israel	264996	2/24/2019	NA	filed	active
Japan	2019-512609	2/27/2019	NA	filed	active
Jordan	PCT/JO/2019/25	2/19/2019	NA	filed	active
Malaysia	PI 2019001111	3/1/2019	NA	filed	active
Mexico	MX/a/2019/002377	2/27/2019	NA	filed	active
New Zealand	751102	3/1/2019	NA	filed	active
Philippines	1-2019-500422	2/27/2019	NA	filed	active
Russia	2019109011	3/28/2019	NA	filed	active
S. Korea	10-2019-7009407	4/1/2019	NA	filed	active
Saudi Arab	519401228	2/28/2019	NA	filed	active
Singapore	11201901762W	8/31/2019	NA	filed	active
South Africa	2019/01221	2/26/2019	NA	filed	active
Thailand	1901001255	2/28/2019	NA	filed	active
United Arab Emirates	P6000325/2019	3/3/2019	NA	filed	active
US/PCT	PCT/US2017/049747	8/31/2017	NA	filed	active
Vietnam	1-2019-01496	3/26/2019	NA	filed	active
Taiwan	106129838	8/31/2017	NA	filed	active

DATA PACKAGE

●	Lilly Preclinical reports
●	CSRs for Lilly PK studies
●	CSR and publication for Lilly Pediatric GBM study

●	Lilly DSURs for 2014 and Denovo DSUR for 2019
●	Lilly Toxicology reports
●	CMC summary information
●	Investigator Brochure (IB)
●	PCT/US IP applications
●	Regulatory: Denovo DLBCL pre-IND meeting minutes from FDA, Denovo responses, FDA permission to proceed letter
●	List of publications
o	Clinical studies
o	Non-clinical studies
●	Such other information that is reasonably necessary or useful and reasonably attainable for a pre-IND meeting with FDA for the Licensed Product in the Field of Use

Exhibit B

Exclusive License Agreement

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “License”) is effective as of the License Effective Date (as defined below), by and between Rumpus VEDS, LLC, a Delaware limited liability corporation having a principal place of business at 300 Brookside Avenue, Amber PA 19002 (“Licensee”), and Denovo Biopharma LLC, a Delaware limited liability company having a principal place of business at 10240 Science Center Drive, Suite 120, San Diego, California 92121 (“Licensor”). Licensor and Licensee are referred to collectively as the “Parties” and each individually as a “Party.”

BACKGROUND

WHEREAS, Licensor previously acquired certain intellectual property and other assets related to the Compound (as defined below) from Eli Lilly and Company (“Lilly”) pursuant to an Asset Purchase Agreement between Licensor and Lilly dated September 14, 2014 (the “Lilly Agreement”);

WHEREAS, Licensor is the owner of the Licensed Property, and wishes to grant Licensee an option to enter into a license on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties have previously entered into an Option Agreement dated December       , 2019 (the “Option Agreement”), under which Licensee obtained an option to exclusively license the Licensed Property (the “Option”);

WHEREAS, upon the exercise of the Option per the terms of the Option Agreement, Licensor shall license the Licensed Property as set forth herein, with the right to grant and authorize sublicenses, to make, have made, use, sell, offer for sale, import and otherwise exploit Licensed Products (hereinafter defined) for commercial use, pursuant to this License. All capitalized terms used in this License not otherwise defined in this License shall have the meanings given to such terms in the Option Agreement. This License is governed by and subject to the terms of the Option Agreement, provided that in the event of any conflict between the terms of the Option Agreement and this License, the terms of this License shall prevail.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other good and valuable consideration, Licensor and Licensee agree as follows:

1.	DEFINITIONS

For the purposes of this License, the following terms shall have the meanings given below:

1.1.

“Johns Hopkins License” shall mean a license from The Johns Hopkins University that allows Licensee to exploit Patent Application PCT/US19/56616 and any and all resulting patents in connection with the development and commercialization of a Licensed Product for the treatment of Vascular Ehlers Danlos Syndrome.

1.2.	“License Effective Date” shall mean the Option Exercise Date.

1.3.

“Licensed Product” means any material, compound, component, kit, composition of matter, article of manufacture, or product, the manufacture, use, sale, offer for sale or import of which: (i) incorporates any Licensed Information; (ii) the manufacture, use, sale, offer for sale or import of which, but for the license granted in this License would infringe, or contribute to, or induce the infringement of, any Valid Claim of a Licensed Patent; or (iii) the FDA approval of which relies upon Licensed Information that is regulatory information submitted to the FDA by Licensor.

1.4.

“MAA” means a new drug application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq., or similar application or submission filed with or submitted to any regulatory authority to obtain permission to commence marketing and sales of a Licensed Product in any particular jurisdiction.

1.5.

“Marketing Approval” shall mean, with respect to a Licensed Product in a particular jurisdiction, approval or other permission by the applicable regulatory authorities sufficient to initiate marketing and sales of such Licensed Product. For the avoidance of doubt, marketing approval shall mean the approval of marketing authorization application and, if applicable, pricing and reimbursement approval.

1.6.

“Net Sales” means the gross amount invoiced for the sale of Licensed Product by Licensee, its Affiliates, or Sublicensees less the following deductions to the extent actually incurred: (a) amounts repaid or credited by reason of return or rejection, (b) price allowances, commissions, and discounts actually allowed and taken; (c) rebates, reimbursements, fees, taxes or similar payments; and (d) reasonable charges for storage, delivery, transportation, and shipping to the extent included as a separate line item in the gross amount billed or invoiced. If a Licensed Product is billed, invoiced or otherwise transferred for non-monetary consideration, Net Sales shall be calculated based on the average amount charged for the Licensed Product in an arms-length transaction to an independent Third Party during the same Reporting Period in the same country or, in the absence of such sales, on the fair market value of the Licensed Product at the time of the transaction assuming an arms-length transaction made in the ordinary course of business.

1.7.

“Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. § 312.21(c) or otherwise provides data and information which results in a filed MAA by the sponsor of such clinical trial, or an equivalent clinical study required by a regulatory authority outside the United States. For purposes of this License, a human clinical trial that combines elements of two different phases of clinical trial shall be deemed to be the more advanced type of clinical trial (e.g., a Phase II/III trial shall be deemed a Phase III Trial).

1.8.

“Regulatory Documents” means copies of all correspondence, papers, memoranda and files, stored electronically, related to the Compound or any product containing the Compound pursuant to the legal and regulatory requirements of FDA, reasonably necessary or material to Licensee’s ability to develop and sell Licensed Products.

1.9.	“Reporting Period” means the period that begins on the first day of each calendar quarter and ends on the last day of such calendar quarter.

1.10.

“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the later of: (i) ten years after the date of the First Commercial Sale of Licensed Product; or (ii) the date of the expiration of all Valid Claims applicable to such Licensed Product in such country. For purposes of this definition, “First Commercial Sale” means the first bona fide arm’s length sale or other disposition for value by or on behalf of Licensee or any of its Affiliates or Sublicensees of a Licensed Product.

1.11.	“Sublicensee” means any Third Party to whom Licensee grants rights under the Licensed Property. An Affiliate is not considered a Sublicensee.

1.12.

“Sublicensing Consideration” means all consideration other than amounts which are Net Sales (including but not limited to up-front license fees, license maintenance fees, and milestone payments) received by Licensee or its Affiliates from Sublicensees to the extent it represents payment in consideration for the grant of a sublicense under or to Licensed Patents (with any of the foregoing consideration received by Licensee or its Affiliate other than in the form of cash to be valued at its fair market value as of the date of receipt as reasonably determined by Licensee). Sublicensing Consideration shall specifically exclude: (a) funds paid to reasonably support research and development activities directly relating to further developing the Licensed Patents and/or for obtaining FDA approval for the sublicensed Licensed Product, including any compensation afforded to any contractor hourly rate or part-time or full-time employee salary; (b) Payments and related overhead for the provision of goods and/or services by Licensee or its Affiliates by a Sublicensee to compensate Licensee or its Affiliates for the fair market value of such goods and/or services; and (c) payments and reimbursements by any Sublicensee of patent costs or FDA maintenance costs incurred or to be incurred by Licensee or its Affiliate for support of the commercial development of Licensed Product.

1.13.	“Territory” means worldwide.

1.14.

“Valid Claim” means a claim which is covered by an issued and unexpired patent and which has not been held invalid or unenforceable by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid, canceled or unenforceable by the owner through re-issue, re-examination or disclaimer, opposition procedure, nullity suit, or otherwise or is not enforceable by virtue of applicable law in such country.

2.	LICENSE GRANTS; ADDITIONAL APPROVED INDICATIONS

2.1.

Subject to the terms of this License, Licensor grants to Licensee a sole, transferable exclusive license, with a right to sublicense, under the Licensed Property to make, have made, use, have used, sell, offer to sell, import and otherwise commercially exploit Licensed Products in the Field of Use within the Territory.

2.2.

In the event that the Licensee wishes to add a particular indication to the Field of Use as an Additional Approved Indication, the Licensee shall provide a written request to Licensor which sufficiently describes the proposed Additional Approved Indication and details the intellectual property rights of Licensee and supporting documentation and scientific reports regarding such proposed Additional Approved Indication (an “AAI Request”). Licensor will consider all requests for Additional Approved Indications in good faith, and will approve such requests unless Licensor reasonably concludes based upon written evidence provided by Licensor to Licensee that such proposed Additional Approved Indication has the potential to adversely impact the development and commercialization of Licensor’s (or its sublicensee’s) other products or programs. Licensor will provide a written notice to Licensee within thirty (30) days of receiving the AAI Request that provides Licensor’s decision as to whether such proposed Additional Approved Indication will be added to the Field of Use for the purposes of this License, and, if Licensor provides Licensee approval of an Additional Approved Indication, the Additional Approved Indication shall be added to the Field of Use immediately.

2.3.

Licensee shall have the right to grant sublicenses under the Licensed Property as necessary or useful to develop and/or commercialize Licensed Products. The right to sublicense granted to Licensee hereunder is subject to the following conditions:

(a)

In each sublicense, which shall be in writing, the Sublicensee shall be subject to the terms and conditions of the license granted to Licensee hereunder and each sublicense agreement with a Sublicensee shall be consistent with the terms and conditions hereof to the extent applicable to such Sublicensee.

(b)

Licensee shall notify Licensor and forward to Licensor, within thirty (30) days of execution, the name and address of each Sublicensee and furnish a true and correct copy of such sublicense and any modifications or terminations thereof upon written request of Licensor.

3.	REPRESENTATIONS, ACKNOWLEDGMENTS AND COVENANTS

3.1.	Licensor Representations. Licensor represents, warrants and covenants to Licensee that, as of the License Effective Date:

(a)

it is duly organized and validly existing under the applicable laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this License and to carry out the provisions hereof;

(b)

it is duly authorized to execute and deliver this License and to perform its obligations hereunder, and the individual executing this License on its behalf has been duly authorized to do so by all requisite corporate action;

(c)

this License is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this License by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable laws;

(d)	it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to Licensee hereunder;

(e)	it is not aware of any action, suit or inquiry or investigation instituted by any person which questions or threatens the validity of this License;

(f)	it owns or otherwise has the right to license the Licensed Property to Licensee under the terms and conditions of this License;

(g)	other than rights to the Licensed Property held by Lilly, the Licensed Property is free from any lien, restriction or other Encumbrance;

(h)

there are no pending or, to Licensor's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Licensor or its Affiliates which, either individually or together with any other, could have a material adverse effect on the ability of Licensor to perform its obligations under this License or any agreement or instrument contemplated hereby or on the ability of Licensee to develop or commercialize the Compounds or Licensed Products;

(i)

to Licensor's knowledge, the Licensed Property does not infringe or misappropriate the intellectual property of any Third Party and, to Licensor’s knowledge, there is no infringement or misappropriation of any component of the Licensed Property by Licensor or any Third Party;

(j)	it has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Licensed Patents or its rights therein;

(k)	none of the Licensed Patents are subject to any pending re-examination, opposition, interference or litigation proceedings, and all such Licensed Patents have been properly filed and prosecuted;

(l)	during the License Term, Licensor shall not enter into any discussions or negotiations with any Third Party regarding the licensing of the Compound in the Field of Use; and

(m)

Licensor shall not initiate an opposition, secure or promote competitive behavior or otherwise challenge the exclusivity position of Licensee in respect to its commercialization of Licensed Products or the Compound.

3.2.	Licensee Representations. Licensee represents, warrants and covenants to Licensor that, as of the License Effective Date:

(a)

it is duly organized and validly existing under the applicable laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this License and to carry out the provisions hereof;

(b)

it is duly authorized to execute and deliver this License and to perform its obligations hereunder, and the individual executing this License on its behalf has been duly authorized to do so by all requisite corporate action;

(c)

this License is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this License by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable laws;

(d)	it is not aware of any action, suit or inquiry or investigation instituted by any person which questions or threatens the validity of this License;

(e)	it is aware of the terms and provisions of the Lilly Agreement and that it will act in accordance with such terms and conditions at all times during the Term; and

4.	CONSIDERATION

4.1.

Option Exercise Fee: In connection with the Option Exercise, Licensee has paid Licensor a non-refundable, non-creditable payment in the amount of (the “Initial Option Exercise Fee”). In addition, Licensee shall pay Licensor a second non-refundable, non-creditable payment in the amount of no later than the first anniversary of the License Effective Date of this License.

4.2.	Royalties and Milestones: Subject to the terms of this License, Royalties are to be applied on a Licensed Product-by-Licensed Product and country-by-country basis.

(a)

Royalties: Licensee shall pay royalties to Licensor based upon a percentage of Net Sales during the Royalty Term (the “Royalties”). The Royalties shall be payable on Net Sales during each Reporting Period during the Royalty Term and shall be due to Licensor within thirty (30) days of the end of each Reporting Period. The Royalties shall be paid as follows:

(i)	for aggregate annual Net Sales of up to five hundred million US dollars ($500,000,000).

(ii)	for aggregate annual Net Sales from five hundred million US dollars ($500,000,000) up to one billion US dollars ($1,000,000,000).

(iii)	for aggregate annual Net Sales over one billion US dollars ($1,000,000,000).

In the event that Licensor is able to successfully negotiate and enter into an amendment to the Lilly Agreement during the Royalty Term that reduces Licensor’s royalty obligations to Lilly, then the Royalties payable by Licensee to Licensor under this Agreement will automatically be reduced by an amount equal to fifty percent (50%) of the reduction made in the amendment to the Lilly Agreement (for example, if Licensor’s obligations to Lilly for royalties on net sales of up to five hundred million dollars are reduced by two percent (2%), then Licensee’s royalty obligation to Licensee on Net Sales of up to five hundred million dollars will be reduced by one percent (1%) for an amended royalty rate of

In the event that Licensed Products are sold in combination with other products or services that are not Licensed Products, it is understood that the gross amount invoiced for the Licensed Product will be calculated by multiplying the gross amount invoiced for such combination sale by the fraction A/(A+B) where A is the gross amount invoiced for the Licensed Product sold separately and B is the gross amount invoiced for the other product(s) in the combination sale sold separately. If the other product(s) in the combination sale is not sold separately, then the gross amount invoiced for the Licensed Product shall be calculated by multiplying the gross amount invoiced for the combination sale by the fraction A/C, where A is the gross amount invoiced for the Licensed Product if sold separately, and C is the gross amount for the combination sale. If a particular combination sale is not addressed by the foregoing, Net Sales for Royalty determination shall be determined by the Parties in good faith accounting for items such as overhead cost of manufacturing a particular formulation comprising the Compound, the competitive market to sell such a formulation and any pricing restrictions of Licensee or its sublicensees to sell such a formulation to a Third Party.

(b)

Milestone Payments: Subject to the terms of this License and the License, Licensee shall pay the following non-refundable, non-creditable, one-time milestone payments to Licensor as set forth below with such milestone payments to be paid by Licensee no later than thirty (30) days after the accomplishment of the applicable milestone as follows:

(i)	upon the last patient last visit in the initial Phase III Trial of a Licensed Product;

(ii)	upon the first Phase III Trial of a Licensed Product that meets one or more of the primary endpoints identified for such Phase III Trial;

(iii)	upon the first filing of an MAA;

(iv)	upon the first receipt of Marketing Approval in the United States of America.

(v)	upon the first receipt of Marketing Approval in any EU country.

(vi)	upon the first receipt of Marketing Approval in Japan.

(vii)	after annual Net Sales for all Licensed Products in the United States exceed fifty million dollars ($50,000,000) for the first time.

(viii)	after annual Net Sales for all Licensed Products in the United States exceed five hundred million dollars ($500,000,000) for the first time.

(ix)	after annual Net Sales for all Licensed Products in the EU exceed twenty-five million dollars ($25,000,000) for the first time.

(x)	after annual Net Sales for all Licensed Products in the EU exceed two hundred fifty million dollars ($250,000,000) for the first time.

(xi)	after annual Net Sales for all Licensed Products in Japan exceed twenty-five million dollars ($25,000,000) for the first time.

(xii)	after annual Net Sales for all Licensed Products worldwide exceed two billion dollars ($2,000,000,000) for the first time.

4.3.

Annual Maintenance Fee: Subject to the terms of this License, Licensee shall pay Licensor an annual maintenance fee (“AMF”) of ( ) during the Term, with the first AMF being due and payable on the one year anniversary of the License Effective Date, and subsequent AMFs being due on each subsequent anniversary of the License Effective Date thereafter.

4.4.

Sublicense Payments: Subject to the terms of this License, Licensee shall pay Licensor an amount equal to twenty percent (20%) of any Sublicensing Consideration received prior to first subject dosed in any clinical trial of a Licensed Product. Payment shall be due within thirty (30) days after such Sublicensing Consideration is received.

5.	REPORTS

5.1.

Licensee shall prepare royalty reports setting forth Net Sales during the applicable Reporting Period by Licensee, its Affiliates and its Sublicensees. These reports shall be delivered to Licensor with the payments made pursuant to Article 4 above.

5.2.

With respect to Licensed Products that have received Marketing Approval, in the event no Net Sales of Licensed Products have been made by Licensee and/or its Affiliates or Sublicensees during any Reporting Period, an accurate written statement to that effect shall be delivered by Licensee to Licensor within thirty (30) days following the end of that Reporting Period.

6.	RECORDS

Licensee shall maintain, and shall agree with its Affiliates and Sublicensees to maintain, accurate books of accounts and other records, in sufficient detail to allow the accuracy of the payments of Article 4 to be confirmed with Net Sales calculations of Licensed Products for three (3) years from the date of the most recent Reporting Period which may be necessary to ascertain and verify the Royalties payable under this License. Licensee shall contractually obligate its Sublicensees to keep such records pursuant to this Article 6. Upon the written request of Lilly or Licensor, Licensee and/or its Affiliates shall permit, after reasonable notice given to Licensee of applicable timing, an independent Certified Public Accountant no more than once a year, selected by and paid for by Licensor or Lilly, as applicable, to perform an audit at reasonable times during regular business hours for the purpose of verifying any report or payment required under this License. Results of any such review shall be binding on both parties absent manifest error. The accountant’s report shall be confidential and shall be made available to both Parties. If any review reveals a deficiency in the calculation by more than five percent (5%), then Licensee, its Affiliates or Sublicensees: (a) shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is greater than the cost of the review, Licensee shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor or Lilly, as applicable, in connection with the review. Licensee shall have substantially similar audit rights for itself in its agreements with any Sublicensee and agrees to share the results of any such audit with Licensor upon Licensor’s written request.

7.	DEVELOPMENTS

Any modifications or improvements, patented or unpatented, made to the Licensed Property by either Party during the Term shall be owned by the Party who discovered and created the modification or improvement. Each of such modifications or improvement owned by Licensor shall be added to the definition of Licensed Property such that Licensee shall have an exclusive license under any or all modification or improvement commensurate in scope to the license granted in Section 2.1. In the event that Licensee is the sole owner of a modification or improvement to the Licensed Property (a “Licensee Invention”), Licensee grants Licensor an exclusive, even as to Licensee, perpetual, transferable, fully-paid and royalty-free license, with the right to sublicense, under the Licensee Invention to make, have made, use, have used, sell, offer to sell, import, and otherwise develop and commercialize products outside of the Field of Use. In the event that Licensee develops, creates or otherwise obtains an invention or other item which: (i) does not constitute a modification or improvement of Licensed Property; and (ii) is reasonably necessary or useful for the development or commercialization of the Compound (an “Independent Invention”); then Licensee grants Licensor a limited, royalty-free, fully-paid, non- exclusive license to such Independent Invention solely for internal research purposes, but Licensor may negotiate additional license terms to any such Independent Invention for commercially-reasonable terms. The ownership of other discoveries, inventions, improvements and other technology, whether or not patentable, made by Licensor’s and/or Licensee’s personnel and unrelated to the Compound, the Licensed Property and the other subject matter of this License shall be determined in accordance with United States patent law and state intellectual- property law, as applicable.

8.	PROVISION OF LICENSED INFORMATION; DRUG SUPPLY

8.1.

Following the Option Exercise, Licensor shall provide the items listed in Exhibit C to Licensee. Licensor shall also, upon Licensee’s reasonable request, make its personnel available to support Licensee’s regulatory package(s) in connection with the commercialization of Licensed Products under this License, including support for interviews and meetings with FDA or non-US equivalent regulatory authorities. If any Licensor employee assists Licensee in any of the aforementioned support activities or such activities associated with Section 8.2, Licensee shall reimburse Licensor at the FTE Rate for such support (“FTE Expenses”) with the total number of hours per month not to exceed 40 hours, provided that the Parties may mutually agree to exceed forty hours per month if Licensee reasonably requires additional time to successfully commercialize any Licensed Product within a diligent timeframe under its research and development plans. Licensor shall invoice Licensee on a monthly basis for reimbursement of FTE Expenses, with each such invoice being due ten (10) days after Licensee’s receipt of then invoice.

8.2.	Licensor agrees that Licensee shall have the right of reference to the Compound’s IND application and Licensor shall provide a right of reference letter to the FDA if requested by Licensee.

8.3.

After the Option Exercise, Licensor agrees to provide or make available to Licensee all Licensed Property reasonably likely to be necessary or useful for commercialization of Licensed Products by the Licensee in the Field of Use, including those items set forth in Exhibit C hereto, such as regulatory approvals, regulatory filings, clinical data, and other data, documentation and information (including commercial information) related to Licensed Products.

8.4.

Following the Option Exercise and within a reasonable period of time not less than three months prior to submission of an IND or foreign equivalent thereof, the Parties agree to review terms of a manufacturing and supply agreement that will permit Licensee to acquire sufficient amounts of Compound from Licensor necessary for the development of Licensed Products. Subject to Licensee fully vetting the manufacturing protocol, the site for such manufacturing and the competitive pricing for such manufacturing, Licensor will arrange for a third party manufacturer to produce Compound for the benefit of Licensee to be purchased directly from the Licensor. Notwithstanding the other provisions of this License, Licensee shall not manufacture Compound during the Term and shall not obtain Compound from any source other than Licensor.

8.5.

Licensee will have the right to select the Licensed Product’s names and all trademarks used in connection with the exploitation of the Licensed Product in the Field of Use in the Territory, including special promotional or advertising taglines (all such trademarks, including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto, will be referred to as the “Program Trademarks”), and to apply to register, register, and maintain such Program Trademarks in the Territory as Licensee determines reasonably necessary. If any regulatory authority requires Licensee to use any trademark owned by Licensor (a “Licensor Trademark”) as a condition for the Marketing Approval of a Licensed Product, Licensor agrees to grant Licensee a non-exclusive, royalty-free license to the Licensor Trademark, with the right to sublicense through one or more tiers, to apply to register, register, maintain, and use such Licensor Trademark solely in connection with the commercialization of such Licensed Product in the Territory during the License Term, and Licensee will have the right to exercise such license through its Affiliates. Licensee will comply with Licensor’s brand usage guidelines provided to Licensee in its application, registration, maintenance, and use of any Licensor Trademark. Licensee has no obligation to ensure that, and provides no guarantee that, any applications for the registration of any Licensor Trademark issues to a registered trademark in the Territory.

8.6.

Licensee shall be the exclusive owner of the Program Trademarks other than any licensed Licensor Trademarks, if applicable. Notwithstanding their application or registration in the name of Licensee, Licensor will be the exclusive owner of any Licensor Trademarks applied to be registered, registered, or maintained by Licensee in the Territory.

9.	PUBLICATION

Licensor will retain the right to publish any of its clinical data related to the Compound outside of the Field of Use subject to the terms of this License. Licensee will retain the right to publish any of its clinical data related to the Compound within the Field of Use at its discretion, provided that in the event Licensee wishes to publish clinical data related to the Compound, it will provide a draft of such publication to Licensor at least thirty (30) days prior to submission for Licensor review. Licensee agrees that it will edit the content of the proposed publication to the extent that Licensor reasonably believes the original content of the proposed publication has the potential to adversely impact the development and commercialization of Licensor’s (or its sublicensee’s) other products or programs.

10.	TERM AND TERMINATION

10.1.

This License shall be effective as of the License Effective Date and remain in effect until, on a country-by-country and Licensed Product-by-Licensed Product basis, there is no remaining royalty payment or other payment obligation in such country with respect to such Licensed Product (“License Term”). The License Term shall expire on the date this License has expired with respect to all Licensed Products in all countries in the Territory.

10.2.

Licensee may, in its sole discretion, terminate this License upon sixty (60) days prior written notice to Licensor if it decides to no longer pursue the development and commercialization of the Compound or if Licensor files, or has filed against it, a petition or proceeding under any bankruptcy, or if Licensor’s business shall be placed in the hand of a receiver or trustee, whether or not by a voluntary act of Licensor.

10.3.

Licensor may terminate this License on thirty (30) days’ advance notice if Licensee files, or has filed against it, a petition or proceeding under any bankruptcy, or if Licensee’s business shall be placed in the hand of a receiver or trustee, whether or not by a voluntary act of Licensee. Upon termination of this Agreement by Licensor pursuant to this Section 10.3 (but not expiration of this License Agreement), the following provisions will apply:

10.3.1.         Ongoing Trials. If there are any ongoing clinical trials with respect to the Licensed Product being conducted by or on behalf of Licensee or its Affiliates or Sublicensees at the time of the notice of termination, Licensee agrees to promptly terminate such clinical trials in an orderly manner that ensures patient safety, continuity of treatment, if appropriate, and compliance with applicable laws. Upon early termination of this License Agreement, the Parties will cooperate to provide for an orderly cessation of any clinical trials. Each Party further agrees to take no action or forego taking action if such action or forbearance would in any manner jeopardize patient safety or cause the other Party to violate any applicable laws.

10.3.2.         Commercialization. To ensure patient safety, continuity of treatment, if appropriate, and compliance with applicable laws, if this License Agreement is terminated after the First Commercial Sale of the Licensed Product, Licensee and its Affiliates and Sublicensees will be permitted to continue to sell and provide such Licensed Product in the Field in the Territory, in accordance with the terms and conditions of this Agreement, to patients who have already been scheduled to be treated or who have already commenced treatment using the Licensed Product, in each case, as of the notice of termination, for a period of time reasonably sufficient for such patients to complete their treatment using the Licensed Product, but in any event, not to exceed 24 months from the effective date of such termination (the “Wind-Down Period”).

10.4.

If either Party fails to fulfill any material obligation under this License or commits a breach or default of any term(s) or condition(s) contained herein, the non-breaching Party may, at its option and in addition to any other remedies it may have at law or in equity, terminate this License upon written notice to the breaching Party. The Party receiving notice of the breach shall have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured, the termination will be effective upon the end of such cure period, unless the non-breaching Party agrees in writing to waive or suspend its right to termination.

10.5.	Any failure of either Party to this License to terminate hereunder shall not be deemed a waiver thereof nor shall it be a condonation of such default or breach of any future default or breach.

10.6.

Termination of this License by either Party for any reason shall not affect and shall be without prejudice to the rights and obligations of the Parties accrued prior to the effective date of said termination.

10.7.	Sections 8.6, 10.3.1, 10.3.2, 10,7, 10.8, 11.2, 11.3, 12.1, 15.4, 15.6 and Articles 1, 3, 6, 9, 13, 14 and 16 - 19 shall survive expiration or termination of this License for any reason.

10.8.

Licensor shall notify Licensee no less than (30) days’ advance notice if Licensor loses or suspects the loss of the right to sublicense rights to the Licensed Property per the terms of the Lilly Agreement; and, in such a case, Licensor shall facilitate communication between Lilly and Licensee so that Lilly and Licensee may engage in discussions regarding a business arrangement with Licensee during or after commercialization of one or more Licensed Products. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event a Licensee elects to retain its rights as a licensee under such Code, such Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such Licensee not later than fifteen (15) days after any filing or initiation of any bankruptcy proceeding.

10.9.

Licensor may terminate this License upon thirty (30) days prior written notice to Licensee if: (i) the Johns Hopkins License terminates during the License Term; and (ii) Licensor reasonably concludes that the rights granted under such agreement are a material component for the continued development or commercialization of any Licensed Product for the treatment of Vascular Ehlers Danlos Syndrome (vEDS).

11.	INFRINGEMENT

11.1.

Each Party shall promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Patent (“Third Party Infringement”) of which it becomes aware.

11.2.

Licensor shall have, at its sole option and discretion, the first opportunity to address potential unauthorized or unlawful uses of the Licensed Patents or defense of any opposition, declaratory judgment (each, an “Enforcement Action”) at Licensor’s expense, provided that, if any infringing activity relates to Licensee’s Field of Use, Licensor will provide notice to Licensee no less than thirty (30) days prior to initiating any action so that Licensee may consult with Licensor on strategy, prosecution and settlement, as applicable. Licensor shall have six (6) months after receiving written notification of an alleged unlawful use of the Licensed Patents to decide whether it shall pursue the alleged infringer or unlawful party and notify the Licensee of its decision. If Licensor decides to pursue the alleged infringer or unlawful party, Licensor shall control any and all discussions, negotiations, litigation and/or other dispute resolution but Licensor shall continue to consult with Licensor on strategy, prosecution and settlement, as applicable. Licensee shall join as a party to any infringement suit brought by Licensor as required to ensure standing of Licensor. Financial recoveries from any such litigation will first be applied to reimburse both Parties for their share of litigation expenditures on a pro rata basis. The remainder of the recoveries shall be retained by Licensor.

11.3.

Licensor shall keep Licensee reasonably informed of the progress of any such Enforcement Action, and Licensee shall have the right to participate with counsel of its own choice at its own expense. In any event, the Licensee shall reasonably cooperate with the Licensor, including providing information and materials, at the Licensor’s request and expense. Licensor shall also have the right to control settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the consent of the Licensee if such settlement would materially and adversely affect the interests of the Licensee.

11.4.

If Licensor does not file suit against a substantial infringer of Licensed Patents within six (6) months of knowledge thereof, then Licensee may enforce the Licensed Patents on behalf of itself and Licensor after providing Licensor thirty (30) days’ notice of its intent to file a suit for infringement. Financial recoveries from any such litigation will be applied to reimburse both Parties for their share of litigation expenditures on a pro rata basis and any remainder of recoveries will be retained by Licensee, but considered Net Sales of Licensed Product and subject to a Royalty payment pursuant to Article 4.

11.5.

To the extent permitted by applicable law, Licensee agrees that it shall not, and it shall cause its Affiliates and Sublicensees to not, directly or indirectly through assistance granted to a Third Party, seek to invalidate, make any statement to a Third Party asserting the invalidity of, commence any interference or opposition proceeding, or challenge the validity or unenforceability of any Licensed Patent.

12.	PATENT FILING AND MAINTENANCE

12.1.

Following the License Effective Date, Licensor shall be responsible for the filing and maintenance expenses (including attorney fees) related to the Licensed Patents arising after the License Effective Date. In the event that Licensor fails to take any filing or maintenance actions less than thirty (30) days before such actions are due, then Licensee shall have the right to take such action and the underlying patent subject to such action will no longer be deemed a Licensed Patent solely for the purposes of calculating Royalties under this License.

12.2.

Licensor shall have the right to control the prosecution and maintenance of the Licensed Patents using counsel of its own choice. Licensor agrees to (i) keep Licensee reasonably informed with respect to the prosecution and maintenance of any Licensed Patents (including providing to Licensee copies of all material documents sent to or received from any patent office regarding any such Licensed Patents); (ii) provide Licensee a reasonable opportunity to review and comment on any draft patent application or other material filing or correspondence with any patent office reasonably in advance of its filing or submission and consider Licensee’s reasonable comments and suggestions in good faith; and (iii) consult in good faith with Licensee regarding the general strategy or any material step for the prosecution and maintenance of any Licensed Patents and consider Licensee’s reasonable comments and recommendations with respect thereto in good faith; provided that any review and input provided by Licensee shall be at its own expense. In the event that Licensor decides to cease prosecuting or maintaining any particular Licensed Patent, Licensor will notify Licensee of such decision at least thirty (30) days prior to any filing or maintenance action being due, and such patent will cease being a Licensed Patent under this License.

12.3.

Each Party shall reasonably cooperate with the other in the preparation, filing, prosecution, and maintenance of Licensed Patents. The Parties shall use their Commercially Reasonable Efforts to accommodate reasonable concerns and suggestions for filing, prosecuting, and maintaining the Licensed Patents, to ensure that the Licensed Patents adequately address the current and future commercial and business needs of Licensor. In connection with the filing, prosecution, and maintenance of the Licensed Patents, Licensor agrees that it will collaborate with Licensee and consider the reasonable concerns and suggestions of Licensee.

13.	DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS, AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATION OR WARRANTIES (i) OF COMMERCIAL UTILITY; OR (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.	LIMITATION OF LIBILITY

OTHER THAN (I) LIABILITIES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR (II) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 16, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS OFFICERS, EMPLOYEES OR AGENTS, INCLUDING SUBLICENSEES, FOR LOST PROFITS OR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR ECONOMIC LOSS, AND FURTHER INCLUDING INJURY TO PROPERTY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY MATERIAL OBLIGATION OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

15.	DILIGENCE; ALLIANCE MANAGEMENT

15.1.

Following the Option Exercise, Licensee shall use Commercially Reasonable Efforts, either directly, or through one or more of its Affiliates or Sublicensees, to develop and commercialize Licensed Products.

15.2.

As soon as practicable following the Option Exercise, but no later than three (3) months after the Option Exercise Date, the Licensee shall prepare and provide to Licensor a development plan, setting forth in reasonable detail the activities to be conducted by or under authority of Licensee for the development of Licensed Products, including timeline and therefor (the “Development Plan”). The Development Plan will at all times reflect Licensee’s best estimate of the activities necessary or appropriate to obtain Marketing Approvals and associated labeling, pricing and reimbursement approvals necessary to bring Licensed Products to the market in a practicable manner. Licensee, on an annual basis, shall provide Licensor with a written update regarding the performance of material activities pursuant to the Development Plan, including summaries of results and conclusions generated therefrom.

15.3.

Following the Option Exercise, the Parties agree to form a joint steering committee (the “JSC”) to coordinate communications and collaboration related to the development and commercialization of Licensed Products. The JSC will be comprised of three members selected by Licensee and two members selected by Licensor. The chairperson of the JSC (the “Chair”) shall be selected by the Licensee and shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and for preparing, circulating and receiving comments on draft minutes of each meeting. The JSC shall meet quarterly, either in person or telephonically, unless otherwise mutually agreed. The JSC shall:

(a)

be responsible for reviewing and making research-related recommendations as stipulated in the Development Plan (as described below), including agreeing on updates to the Development Plan, objectives, critical success factors and timeline;

(b)	provide consultation to the Parties concerning the protection and development of intellectual property rights related to Licensed Products;

(c)	provide consultation to the Parties regarding the exchange of scientific data generated as a result of the activities conducted pursuant to the Development Plan;

(d)	be a forum for the identification and exchange of information between the Parties, including Licensed Information, concerning the development or commercialization of Licensed Products; and

(e)	seek to resolve any disagreements between the Parties relating to the conduct of the Development Plan.

15.4.

In the event that the JSC is unable to come to a consensus or agreement on a particular issue, decision or other matter that relates solely to the Licensed Products and does not otherwise relate to the development and commercialization of Licensor’s (or its sublicensee’s) other products or programs, the final resolution of such issue, decision or other matter shall be determined by the Licensee. Any unresolved issue, decision or other matter that relates to the development and commercialization of Licensor’s (or its sublicensee’s) other non-competing products or programs, however, will require the mutual agreement of the Licensor and the Licensee.

15.5.

During the term of this License, each Party agrees to promptly provide to the other Party any new safety information related to the Compound or any Licensed Product which is material to the safety and welfare of a person using, receiving or taking any Licensed Product. The Parties also agree, subject to any applicable confidentiality restrictions, to provide the other Party with all FDA or non-US equivalent information or submission packages on a forward-going basis relevant to any Licensed Product to facilitate any and all Partys’ communication with governmental regulatory authorities.

15.6.

Notwithstanding any terms to the contrary in this License, Licensee shall be the owner of any and all regulatory information and data submission packages to the extent solely related to any Licensed Product, including, but not necessarily limited to, all communication with the FDA or non-US equivalent thereof and all applications or paperwork filed with such agencies. Licensor agrees and acknowledges that Licensee shall be the Marketing Authorization Holder of any and all Licensed Products under this License and shall independently control IND preparation and submission, NDA preparation and submission, and all trademark and package insert materials related to Licensed Products.

15.6.1.    Licensee will be responsible for all regulatory activities leading up to and including the obtaining of the regulatory approvals for the Licensed Product, at its sole cost and expense. All regulatory filings and regulatory approvals for the Licensed Product in the Territory will be applied, obtained, maintained, and retained by Licensee or its designee in Licensee’s or its designee’s name. Licensee will keep Licensor informed of regulatory developments related to the Licensed Product in the Territory and will promptly notify Licensor in writing of any decision by any regulatory authority in the Territory regarding the Licensed Product.

15.6.2.	Licensor hereby grants to Licensee the right of reference to all regulatory filings pertaining to Licensed Product in the Field of Use submitted by or on behalf of Licensor or its Affiliates.

16.	INDEMNIFICATION

16.1.

Licensor hereby agrees to defend, hold harmless and indemnify Licensee and its Affiliates, and its and their agents, directors, officers and employees (the “Licensee Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Claim”) against any Licensee Indemnitee to the extent arising out of: (i) the negligence or willful misconduct of Licensor; (ii) a breach of this License by Licensor; or (iii) Licensor’s use, storage or production of the Compound outside the scope of this License; (iv) the use, commercialization, manufacture, development or sale of products incorporating the Compound outside of the Field of Use. Licensor’s obligations to the Licensee Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from the negligence or intentional misconduct of, or breach of this License by, any Licensee Indemnitee.

16.2.

Licensee hereby agrees to hold harmless and indemnify Licensor and its Affiliates, and its and their agents, directors, officers and employees (the “Licensor Indemnitees”) from and against any and all Losses resulting from a Claim arising from: (i) the use, commercialization, manufacture, development or sale of Licensed Products; (ii) the negligence or willful misconduct of Licensee; or (iii) a breach of this License by Licensee. Licensee’s obligations to the Licensor Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from the negligence or intentional misconduct of, or breach of this License by, any Licensor Indemnitee.

16.3.

The Party intending to claim indemnification under this Article 16 (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this License except to the extent the Indemnifying Party has suffered actual and material prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Party, unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.) The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim. The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action. Regardless of who controls the defense, the other Party hereto shall reasonably cooperate in the defense as may be requested. Without limitation, the Indemnified Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

16.4

In the event a subpoena or other court order requiring personal appearance or production of documents is received by Licensor in respect of litigation that Licensee is involved in and to which Licensor is not a party, Licensee agrees that Licensor shall obtain its own counsel and Licensee agrees to indemnify Licensor from and against any and all costs and expenses (including reasonable legal fees and expenses) reasonably relating to responding to such subpoena and any required internal investigations.

17.	NOTICES

Notices required under this License shall be in writing and sent by electronic mail with confirmation of receipt, or by mail or by courier that requires acknowledgment of receipt to the applicable Party. Until otherwise notified in writing, all notices given or made to the Parties shall be addressed as follows:

Notices to Licensor

Denovo Biopharma LLC

Attn: CEO

10240 Science Center Drive, Suite 120

San Diego, California 92121

With a copy to (which shall not constitute notice):

Agiletic Law Group, PC

Attn: James Cartoni

15030 Avenue of Science, Suite 201

San Diego, California 92128

Notices to Licensee

Rumpus VEDS, LLC

Attn: Nathan Massari

300 Brookside Avenue

Building 4, Suite 125

Ambler, Pennsylvania 19002

With a copy to (which shall not constitute notice):

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, PA 19103

Attn: John A. Zurawski, Esq.

Any notice given in accordance with this License shall be effective upon receipt by the addressee.

18.	CONFIDENTIALITY

18.1.

Each Party agrees that it shall not, without the prior written consent of the other Party, disclose the existence or terms and conditions of this License, provided that either Party may disclose the existence or terms and conditions of this License: (i) to its employees and consultants who have a need to know and to investors, prospective investors, prospective acquirers, and professional advisers; provided that such employees and consultants, investors, prospective investors, prospective acquirers and professional advisers have agreed in writing to keep such information in confidence, or, in the case of professional advisers, are bound by ethical duties respecting such confidential information; or (ii) as required by applicable laws (based on the advice of such Party’s legal counsel).

18.2.

The Parties shall retain in confidence all unpublished information received from the other Party and any other information customarily thought of as confidential in industry (the “Information”), and shall not use that Information for any purpose other than in the course of performance of their obligations under this License. Licensor shall not use any Information from Licensee to improve, rely upon or otherwise enhance the research and development plan or commercialization efforts of an asset within the Field of Use or the asset of a Third Party. The obligation to retain such unpublished Information in confidence shall apply to all Information received by the other Party, whether written, oral, or in electronic form, and shall apply whether or not written and/or electronic form information is labeled as being “confidential” or “trade secret” or with any other proprietary notification.

18.3.

All Licensed Information shall remain the property of Licensor. All Information disclosed by Licensee shall remain the property of Licensee. Upon termination or expiration of this License, all physical manifestations of any Information in receiving Party’s possession shall be returned to the disclosing Party. Upon receiving such a request, receiving Party shall also erase or destroy any Information stored in any computer memory or in any other data storage media or apparatus except for one digital copy retained for archival purposes. Further upon receiving such a request, the receiving Party shall certify in writing to the disclosing Party that all such Information, whether in original or copied form, has been returned to the receiving Party or destroyed in accordance with this Section 18.3.

18.4.

The obligations of confidence in this Sections 18.2 and 18.3 shall not apply to (a) Information developed independently by either Party that is not derived from any Information; (b) Information Licensee receives from a third party who did not receive the Information directly or indirectly from Licensor under an obligation of confidentiality; (c) Information now in or entering the public domain through no breach by Licensee of their obligations hereunder; (d) Information, as demonstrated by written evidence, already known to other Party; or (e) Information that is required to be disclosed by law, provided the Party receiving the Information promptly notifies the disclosing Party in writing of such lawful disclosure.

18.5.

Notwithstanding Section 18.4, Licensor shall retain in confidence all materials received from Licensee, including but not limited to business plans, corporate documents, and research proposals, and shall not use that information for any purpose other than in the course of performance of its obligation under this License. The obligation to retain such unpublished information in confidence shall apply to all information the Licensor receives, whether written, oral, or in electronic form, and shall apply whether or not written and/or electronic form information is labeled as being “confidential” or “trade secret” or with any other proprietary notification.

19.	MISCELLANEOUS

19.1.

The Parties hereto agree to be bound by all terms and conditions of this License and further acknowledge that this License constitutes the entire agreement between the Parties with respect to the subject matter thereof and merges all prior communications therein. This License shall not be modified except by a written agreement signed by duly authorized representatives of Licensor and Licensee.

19.2.

In the event any provision of this License shall be deemed by a court of competent jurisdiction to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision, and such ruling shall not affect the validity or enforceability of the remainder of this License. Notwithstanding the foregoing, if such ruling substantially impairs the value of the entire Agreement as to either Party, the Parties shall enter into good faith negotiations aimed at modifying the entire Agreement in a manner that compensates such Party for the lost value.

19.3.

The captions, headings, and section numbers used in this License are intended for convenience only and shall not limit, explain or modify the scope or intent of such sections or otherwise affect construction or interpretation of this License.

19.4.	This License shall be interpreted and construed in accordance with the laws of the State of Delaware.

19.5.

The written consent of Licensor will be required for Licensee’s assignment of this License, provided that the Agreement shall be assignable by Licensee, in whole, but not in part, voluntarily or involuntarily, without Licensor’s consent by any merger or consolidation of Licensee, or sale of substantially all of the Licensee’s business to which this License relates, as long as the assignee or successor agrees in writing to assume and be responsible for the obligations of Licensee hereunder.

19.6.

If any dispute arises between the Parties hereto concerning this License or their respective rights, duties and obligations hereunder, the Party prevailing in such proceeding shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief that may be granted.

19.7.

This License may be signed in counterparts, and by the Parties to it on separate counterparts, each of which is an original however, all of which taken together shall constitute one and the same original instrument, notwithstanding any electronic transmission, storage and printing of copies of this License from computers or printers. For clarity, facsimile signatures and signatures transmitted via pdf shall be treated as original signatures.

19.8.

The Parties are independent contractors under this License. Nothing contained in this License is intended nor is to be construed so as to constitute the Parties as partners or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

EXHIBIT C: Tech Transfer Items

●

Global regulatory documents provided by Lilly (ex-CMC) that are reasonably necessary or useful and reasonably attainable for the further development, regulatory approval or commercialization of Licensed Products in the Field of Use

o	Submissions to regulatory authorities, such as pre-IND submission(s), EOP2 meeting submissions, orphan drug designations, etc.
o	EOP2 meeting minutes
o	SPA(s) (if applicable)
●

Such other information that is reasonably necessary or useful and reasonably attainable for the further development, regulatory approval or commercialization of Licensed Products in the Field of Use, such as regulatory approvals, regulatory filings, clinical data, and other data, documentation and information (including commercial information and safety information related to any adverse events) related to Licensed Products.